As filed with the Securities and Exchange Commission on May 1 4 , 2014

Registration No. 333-193054

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Pre-Effective Amendment No.  3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	04-3216862
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________

David J. Drutz
President and Chief Executive Officer
DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

Please send copies of all communications to:

John D. Hogoboom, Esq.
Lowenstein Sandler LLP
65 Livingston Ave.
Roseland, New Jersey 07068
(973) 597-2500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)
________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Units consisting of:	$12,500,000	$1,610
(i) Common stock, par value $0.01 per share (3)	$—	$—
(ii) Warrants to purchase common stock (3)	$—	$—
Common Stock issuable upon exercise of the warrants included in the units (4)	$7,812,500	$1,007
Total	$20,312,500	$2,617	(5)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities registered also include such indeterminate number of shares of common stock as may be issuable to eliminate any dilutive effect of any future stock split, stock dividend or similar transactions.

(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3) No separate registration fee is payable pursuant to Rule 457 under the Securities Act.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(5) The Registrant previously paid a registration fee of $1,610 upon the initial filing of this registration statement on December 23, 2013.  An additional fee of $2,576 was paid in connection with the filing of Amendment No. 1 on April 18, 2014, for an aggregare fee paid of $4,186. No fee is payable with the filing of this Amendement No. 3.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Preliminary Prospectus, Subject to Completion Dated May 1 4 , 2014

PROSPECTUS

Up to 8,445,946 Units, Each Unit Consisting of One Share of Common Stock
And a Warrant to Purchase 0.50 Shares of Common Stock
(and up to 4,222,973 Shares of Common Stock Issuable Upon Exercise of the Warrants)

We are offering up to 8,445,946 units based upon an assumed per unit price of $1.48, which is the closing price of our common stock on May 8, 2014.  Each unit consists of one share of common stock and a five-year callable warrant to purchase up to 0.50 shares of common stock at an exercise price of $[●] (125% of the closing bid price of our common stock preceding pricing of the offering).  Units will not be issued or certificated.  The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

This prospectus also covers up to 4,222,973 shares of our common stock issuable upon exercise of the warrants.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “DARA.” The last reported sale price of our common stock on May 13 , 2014 was $1. 25 per share.  We do not intend to apply to list the warrants on any securities exchange.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. The Placement Agent is not purchasing or selling any units pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth below. See “Plan of Distribution” beginning on page 26 of this prospectus for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Placement Agent fees(1)	$	$
Proceeds, before expenses, to us	$	$
       _______________

(1)  In addition, we have agreed to reimburse the expenses of the Placement Agent as described in the Plan of Distribution herein.

We expect that delivery of the shares of common stock being offered pursuant to this prospectus will be made to purchasers on or about [●], 2014.

Ladenburg Thalmann & Co. Inc	H.C. Wainwright & Co., LLC

The date of this prospectus is [●], 2014.

Table of Contents

About this Prospectus	1
Cautionary Statement About Forward Looking Information	1
Prospectus Summary	3
The Offering	7
Risk Factors	8
Use of Proceeds	19
Dilution	20
Description of Securities We Are Offering	21
Description of Capital Stock	22
Plan of Distribution	26
Legal Matters	27
Experts	27
Where You Can Find More Information	27
Incorporation of Documents by Reference	27

i

About this Prospectus

 You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making an investment decision.  If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.  The information incorporated by reference is considered part of this prospectus.

You should rely only on the information contained in this prospectus, or incorporated by reference herein. We have not authorized, and the sales agent has not authorized, anyone to provide you with information that is different. The information contained in this prospectus or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our common stock.  Our business, financial condition, results of operation and prospects may have changed since such date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the  shares of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The address of our principal executive office is DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is (919) 872-5578. Our corporate website address is www.darabio.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

Unless otherwise indicated, the share numbers and per share prices in this prospectus have been adjusted, as appropriate, to give effect to the one-for-five reverse stock split effected on February 10, 2014.

Unless we have indicated otherwise, or the context otherwise requires, references in prospectus to “DARA,” the “Company,” “we,” “us” and “our” refer to DARA BioSciences, Inc. and its subsidiaries.

Cautionary Statement About Forward Looking Information

This prospectus, including documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as "may," "should," "anticipate," "estimate," "expect," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management's present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to our current cash position and our need to raise additional capital in order to be able to continue to fund our operations, in addition to any net proceeds of this offering; the stockholder dilution that will result from this offering, and that may result from future capital raising efforts and the exercise or conversion, as applicable, of our outstanding options, warrants and convertible preferred stock; the potential that the proceeds of this offering may be used in a manner that may not improve our financial condition or market value; full-ratchet anti-dilution protection afforded investors in prior financing transactions that may restrict or prohibit our ability to raise capital on terms favorable to the Company and its current stockholders; the potential delisting of our common stock from the NASDAQ Capital Market; our limited operating history which may make it difficult to evaluate our business and future viability; our ability to timely commercialize and generate revenues or profits from Soltamox®, Gelclair®, Bionect® or other products given that we only recently hired our initial sales force and our lack of history as a revenue-generating company; our ability to achieve the desired results from the agreements with Mission and Alamo; FDA and other regulatory risks relating to our ability to market Soltamox®, Gelclair®, Bionect® or other products in the United States or elsewhere; our ability to in-license and/or partner products; the current regulatory environment in which we sell our products; the market acceptance of those products; dependence on partners and third-party manufacturers; successful performance under collaborative and other commercial agreements; our ability to retain our managerial personnel and to attract additional personnel; potential product liability risks that could exceed our liability coverage; potential risks related to healthcare fraud and abuse laws; competition; the strength of our intellectual property, the intellectual property of others and any asserted claims of infringement, and any and other factors, including the discussion of risks and uncertainties appearing under the caption “Risk Factors”, beginning on page 8 of this prospectus.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus or the date of the document incorporated by reference in this prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

In this prospectus and the documents incorporated by reference herein or therein, we refer to information regarding potential markets for our drug candidates and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Prospectus Summary

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus.

Company Overview

We are a North Carolina-based specialty pharmaceutical company primarily focused on the commercialization of oncology treatment and oncology supportive care pharmaceutical products.  Through our acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, we acquired exclusive U.S. marketing rights to our first commercial proprietary product, Soltamox® (tamoxifen citrate) oral solution. Soltamox has been approved by the U.S. Food and Drug Administration (“FDA”) for the prevention and treatment of breast cancer.  On September 7, 2012, we entered into a license agreement with Helsinn Healthcare SA (“Helsinn”) to distribute, promote, market and sell Gelclair®, a unique oral gel whose key ingredients are polyvinlypyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid), for the treatment of certain approved indications in the United States. Gelclair is an FDA-cleared product indicated for the treatment of oral mucositis.  In addition, we have a marketing agreement with Innocutis Holdings, LLC pursuant to which we promote Bionect® (hyaluronic acid sodium salt, 0.2%) within the U.S. oncology and radiation oncology marketplace.  Bionect has been cleared by the FDA for the management of irritation of the skin as well as first and second degree burns.

We have a clinical development asset, KRN5500, which is a Phase 2 product candidate targeted for treating cancer patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy (CCIPN).  KRN5500 has been designated a Fast Track Drug by the FDA. On February 24, 2014 the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful, chronic, chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics.  Fast Track Designation is intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.  Orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process.  We are evaluating options to partner the drug with an established pharmaceutical development company to undertake and support further development costs, as well as determining whether further internal development of KRN5500 could be beneficial to our partnering efforts.

As part of our strategic plan to focus on the commercialization of oncology treatment and oncology supportive care products, on June 17, 2013, we granted T3D Therapeutics, Inc. (“T3D”) the exclusive worldwide rights to develop and commercialize DB959, an oral, highly selective, dual PPAR (peroxisome proliferator activated receptor) nuclear receptor agonist, which we developed through Phase I clinical trials.  For the license, we received a $250,000 up front payment, a second payment of $25,000 in December 2013, a third payment of $100,000 in January 2014 and a fourth payment of $125,000 in February 2014.  We used the initial $250,000 to pay off $250,000 in existing liabilities to Bayer Healthcare LLC (“Bayer”).  The Company is also entitled to receive certain milestone payments upon achievement of certain development milestones by T3D which could be in excess of the Company's milestone and annual payment obligations to Bayer.

On October 25, 2013, we entered into an agreement with Alamo Pharma Services (“Alamo”) pursuant to which Alamo now provides us with a dedicated national sales team of 20 sales representatives to promote our commercial products. In addition, we signed an agreement, exclusive to the oncology market, with Mission Pharmacal (“Mission”), Alamo’s parent company, to share in the costs and expenses of the sales force.   The Alamo sales team, in addition to promoting our products Soltamox (tamoxifen citrate), Gelclair and Bionect, are promoting three Mission products: Ferralet 90®, Binosto® (alendronate sodium) and Aquoral®.  The agreements with Alamo and Mission expand our presence in oncology supportive care and the products complement our portfolio in presenting comprehensive offerings to the oncologist.

This sales force became operational with sales representatives trained and in their assigned territories in early January 2014.  With the expansion of the sales force to 20 sales representatives, we expect our commercial costs, net of Mission support payments to Alamo, to be significantly higher on an annualized basis.

In early May, 2014, we implemented a new "No Coupon, No Co-pay, No Hassles" retail patient cost-saving program in support of Gelclair and Soltamox. This new program is meant to reduce or eliminate financial outlays by patients by offsetting their out-of-pocket co-pay expenses with such reductions being applied automatically to qualified prescriptions at more than 43,000 pharmacies nationwide. No additional paperwork, coupons or electronic input are required by patients, health care providers, or pharmacists to realize the benefit of the "No Coupon, No Co-Pay, No Hassles" program. This program is now available in over 95% of local retail pharmacies nationwide, is accepted at the vast majority of national retail pharmacy chains and we believe will assist  us in capturing more prescriptions written for Gelclair and Soltamox.

We are employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. We believe we can accomplish this through utilization of the contract sales organization of 20 sales representatives, innovative marketing programs, partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations as well as collaborative arrangements with third party sales organizations.  As we gain additional commercial experience with our products, we may modify these activities as appropriate.

As we have generated minimal revenues from operations to date, we must have a sufficient level of liquidity in order to successfully achieve our commercial and operational goals.   Our primary source of working capital has been the proceeds of registered direct offerings and private placements of equity securities and the prior sales of securities we acquired through investments made in other companies. We expect to continue to incur operating losses in the near-term.  Our results may vary depending on many factors, including our ability to build a successful sales and marketing organization, our ability to properly anticipate customer needs and the progress of licensing activities of KRN5500 with pharmaceutical partners.  We continue to pursue other in-licensing opportunities for approved products.

Product Commercialization and the Mission Products

Our primary focus is on the commercialization of the following oncology treatment and oncology supportive care pharmaceutical products:

●	Soltamox, an FDA-approved oral solution of tamoxifen citrate;

●
Cancer support therapeutics, including Gelclair, an FDA-cleared product indicated for the treatment of oral mucositis and Bionect, an FDA cleared product for the management of irritation of the skin as well as first and second degree burns; and

●	Three Mission Pharmacal products: Ferralet 90 (for anemia), BINOSTO (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral (for cancer related dry mouth).

Oral liquid formulations of FDA approved products

Our oral liquid products can provide an attractive and effective alternative to solid dose formulations for those patients with dysphagia, or difficulty swallowing, or those who simply prefer to take drug products in liquid form. Those suffering from dysphagia often have difficultly or experience pain when using oral tablet or capsule products and can benefit greatly from liquid formulations of drugs. In addition, breast cancer patients receiving chemotherapeutic agents are subject to oral mucositis, which makes liquid medical formulations preferable.

Soltamox

Soltamox (tamoxifen citrate) oral solution, our first proprietary, FDA approved product, is a drug primarily used to treat breast cancer. Soltamox is the only liquid formulation of tamoxifen available for sale in the United States. As a result of our acquisition of Oncogenerix, we became party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd. (“Rosemont”), a U.K. based manufacturer and a subsidiary of Perrigo Company plc, for exclusive rights to market Soltamox in the United States. Previously, Soltamox was marketed only in the U.K. and Ireland by Rosemont Pharmaceuticals, Ltd. Soltamox is protected by a U.S. issued patent which expires in June 2018. Under our license agreement with Rosemont, we are obligated to meet minimum sales thresholds during the seven-year term of the agreement.  We launched Soltamox in the U.S. in the fourth quarter of 2012.

Soltamox is used primarily for the chronic treatment of breast cancer or for cancer prevention in certain susceptible breast cancer subgroups. The National Cancer Institute (NCI) estimated that in 2014, 232,670 women would be diagnosed with breast cancer and 40,000 women would die as a result of the disease. Tamoxifen therapy is generally indicated for breast cancer patients for up to 5 years.

In order to commercialize Soltamox, we had initially established a specialty commercial sales force to market Soltamox to oncologists, targeting physicians who prescribe tamoxifen. This initial sales force has now been replaced by the Alamo sales force.  Current physicians who prescribe tablet forms of tamoxifen in the United States are well known and easily identified by data sources such as IMS and Wolters Kluwer, providers of information services for the healthcare industry.

We are employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly about our products. We believe we can accomplish this through utilization of a combination of our own specialized sales organization and independent sales representatives, tele-detailing, appropriate levels of product sampling, innovative marketing programs, partnerships with Specialty Pharmacy Providers, working with Patient Advocacy Groups and Foundations as well as collaborative arrangements with third party sales organizations. We have also recently completed a registry survey called CAPTURE to gather information on compliance, adherence and preference for a liquid therapy among current tamoxifen patients and will use the results in clinical publications as well as marketing programs and materials to support increased utilization of Soltamox.

Cancer support therapeutics

We are also focused on the commercialization of cancer support therapeutics.

Gelclair

On September 7, 2012, we entered into a distribution and license agreement with Helsinn Healthcare SA. The Company was granted an exclusive license to distribute, promote, market and sell Gelclair for treatment of certain approved indications in the United States. Gelclair, a unique oral gel whose key ingredients are polyvinlypyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid), is an FDA-cleared product indicated for the treatment of oral mucositis. Gelclair is protected by a U.S. issued patent which expires in 2021.  Under the license agreement with Helsinn, the Company is obligated to meet minimum sales thresholds during the ten-year term of the agreement. The license agreement also provides that the Company will receive exclusive rights to distribute, promote, market and sell Gelclair for an additional indication if Helsinn is able to obtain regulatory approval for such indication.  We launched Gelclair in the United States in April 2013.

Bionect

On March 23, 2012, we entered into an Exclusive Marketing Agreement with Innocutis Holdings, LLC pursuant to which we promote Bionect (hyaluronic acid sodium salt, 0.2%) within the U.S. oncology and radiation oncology marketplace. Bionect has been approved by the FDA for the management of irritation of the skin as well as first and second degree burns.  Previously, Bionect was promoted and sold by Innocutis only in the dermatology market. Innocutis continues to promote Bionect in the dermatology market.  Bionect is protected by a U.S. issued patent that expires in 2016.  We will be compensated by Innocutis for each unit sold in the U.S. oncology and radiation oncology market.  We began promoting Bionect in the U.S. oncology and radiation oncology market in the second quarter of 2012.  The term of the agreement will continue until April 1, 2015 and will be automatically renewed in yearly increments unless notice is given by either party 30 days prior to the expiration of the term or extended term.

Mission Pharmacal Products

On October 25, 2013, we entered into an agreement with Alamo Pharma Services, a subsidiary of Mission Pharmacal, for a twenty (20) person national sales team in the U.S. oncology market. Pursuant to the agreement and a shared sales force agreement with Mission, the Alamo sales team in addition to promoting our Soltamox® (tamoxifen citrate), Gelclair® and Bionect® products, also carries three Mission Pharmacal products: Ferralet 90 (for anemia), BINOSTO (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral (for cancer related dry mouth). These products are also currently being promoted by Mission Pharmacal in other therapeutic markets and all are under patent protection throughout the term of our agreement. The agreements with Alamo and Mission expand our presence in oncology supportive care to address ongoing areas of unmet medical need.

Clinical Stage Asset

KRN5500

KRN5500 is a novel, non-narcotic/non-opioid intravenous product for the treatment of painful chronic chemotherapy induced peripheral neuropathy in patients with cancer. The drug has successfully completed a Phase 2a proof of concept study in patients with end-stage cancer and analgesia-resistant neuropathic pain where it showed statistically-significant pain reduction versus placebo (p = 0.03) using standardized pain test scores. There were no serious safety concerns, although nausea and vomiting were a common occurrence. The FDA has designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need. On February 24, 2014 the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful, chronic, chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics. We have improved and simplified the formulation and manufactured new drug substance for the next clinical trial. Since KRN5500 would complement our portfolio of oncology treatment and supportive care pharmaceuticals, we are looking at options to partner the drug with an established oncology development company to undertake and support the cost for the Phase 2b program, and are evaluating whether any further internal development of KRN5500 would be beneficial to our partnering efforts.

Corporate Information

DARA BioSciences, Inc. is a Delaware corporation incorporated on December 30, 1993.  Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is (919) 872-5578. Our Internet address is www.darabio.com. The information on our website is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

The Offering

Securities offered
Up to 8,445,946 units based upon an assumed per unit price of $1.48, which is the closing price of our common stock on May 8, 2014.  Each  unit will consist of  one share of our common stock and a warrant to purchase up to 0.50 shares of our common stock.  Units will not be issued or certificated.  The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Offering price	$[●] per unit.
Description of the warrants
Each warrant will be exercisable, subject to certain ownership limitations, until the fifth anniversary of issuance at an exercise price of $[●] per share (125% of the closing bid price preceding pricing of the offering).  The warrants will be callable in certain circumstances.  This prospectus also covers the offering of the shares of our common stock issuable upon exercise of the warrants.  See “Description of Securities We Are Offering - Warrants” beginning on page 21 of this prospectus.

Shares of common stock outstanding before this offering	8,402,030 shares (1)
Common stock to be outstanding after this offering (excluding shares of common stock issuable upon exercise of the warrants included in the units)	16,847,976 shares (1) (2)
Use of proceeds
We currently intend to use the net proceeds of this offering: (i) to fund commercial activities related to our product portfolio and the Mission Pharmacal products, including our obligations in connection with our agreements with Mission and Alamo; (ii) to fund the acquisition of late stage/approved products to augment our existing portfolio of supportive care products; (iii) to evaluate whether further internal development of KRN 5500 would be beneficial to our partnering efforts and to undertake certain development activities as appropriate; and (iv) for working capital and general corporate purposes. See “Use of Proceeds” beginning on page 19.

NASDAQ Capital Market symbol	Our common stock is listed on the NASDAQ Capital Market under the symbol “DARA”.
Risk factors
This investment involves a high degree of risk.  You should carefully read and consider the description of risks set forth under “Risk Factors” beginning on page 8 of this prospectus, before deciding to invest in the securities offered by this prospectus.

(1) The number of shares of common stock outstanding before and after the offering is based on 8,402,030 shares outstanding as of May 8, 2014 and excludes:

●	Up to 4,222,973 shares of common stock issuable upon exercise of the warrants included in the units to be sold in this offering

●	46,240 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock;

●
20,408 shares of common stock issuable upon the conversion of outstanding shares of Series B-2 preferred stock (subject to further adjustment pursuant to full-ratchet antidilution protection including in connection with this offering if we sell any common stock at a price lower than the then conversion price of the Series B-2 preferred stock, which is currently $2.45);

●	6,077,537 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.02 per share;

●	999,301 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.55 per share;

●	588,377 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●
Up to 178,330 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, based upon our Company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012.

(2) The number of shares of common stock outstanding after this offering assumes 8,445,946 units are sold in this offering based upon an assumed per unit price of $1.48, the closing sale price of our common stock on May 8, 2014.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks below, as well as those set forth under the caption “Risk Factors” in any of our filings with the SEC incorporated by reference herein, before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.  The risks and uncertainties we have described are not the only ones facing our Company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operation.  You could lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Documents Incorporated By Reference”. The risks discussed below and those incorporated by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to This Offering

We expect to continue to incur losses, and will need to raise additional capital to operate our business in addition to the funds we receive in this offering.

We have incurred losses since inception and expect to continue to incur losses for the foreseeable future.  If we incur unanticipated expenses, our capital resources may be expended more rapidly than we expect. Even after taking into account the proceeds expected to be received from the sale of securities offered pursuant to this prospectus, we anticipate that significant additional financing will be required to maintain and expand our business, and such financing may not be available on favorable terms, if at all. We intend to finance our business, in part, through the private placement and public offering of equity and debt securities as needed. We have historically financed our operations primarily from proceeds of registered direct offerings and private placements of equity securities and the sale of securities we acquired through investments made in other companies. When we raise additional equity capital, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. Such issuances of additional equity securities also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in control.

When we need additional financing, we cannot provide assurance that it will be available on favorable terms, if at all. If we need funds and cannot raise them on acceptable terms, we may not be able to:

●	continue marketing and sales efforts with respect to our existing products, or begin commercialization of any other products;

●	successfully build a portfolio of additional products for commercialization;

●	successfully out-license, otherwise monetize or commercialize any of our programs; or

●	continue operations.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

Our net tangible book value as of March 31, 2014 was approximately $4.8 million, or $0.57 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to the assumed sale of 8,445,946 units in this offering at an assumed public offering price of $1.48 per unit (the closing sale price of our common stock on May 8, 2014), and after deducting estimated placement agent fees and estimated offering expenses payable by us, if you purchase units in this offering, you will suffer immediate and substantial dilution of approximately $0.53 per share in the net tangible book value of the common stock you acquire. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you participate in this offering.  In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations, the commercialization of our products and potential new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings of future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock to an increased number of shares available for sale in the market.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the warrants on any national securities exchange, including the NASDAQ Capital Market.  Without an active market, the liquidity of the warrants will be limited.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock  (including in connection with this offering), or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that the offering being conducted pursuant to this prospectus or future sales of our common stock or other equity-related securities may have on the market price of our common stock.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to fund to fund commercial activities related to our product portfolio and the Mission Pharmacal products, including our obligations in connection with our agreements with Mission and Alamo, for working capital and for general corporate purchases. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

Risks Related to Our Company and Our Business

Our limited operating history may make it difficult to evaluate our business to date and our future viability.

We are in the early stage of operations and development and have only a limited operating history on which to base an evaluation of our current business and prospects. For example, we are in the early stages of building our sales and marketing strategy and organization. Our operations and development are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies and governmental regulation. Any failure to successfully address these risks and uncertainties could seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug development technology and the competitive and regulatory environment in which we operate or may choose to operate in the future.

Our business will be harmed if we do not successfully execute our business strategy.

Our business strategy is to in-license products for commercialization, enter into collaborative agreements with drug manufacturers and out-license or sell our remaining clinical development asset. These measures are critical to successfully building our portfolio of oncological products for commercialization. We may not be able to secure needed licensing or other partnering arrangements, and any such arrangements, even if completed successfully, may not be on terms favorable to us, may not perform as expected, may result in unexpected liabilities and may never contribute significant revenues or cash flow. We depend to a significant extent on the expertise of and dedication of sufficient resources by our licensors, licensees and partners to develop and commercialize products. Each individual licensor, licensee or corporate partner will control the amount and timing of resources devoted by it to these activities. Moreover, the success of any such licenses or other alliances depends in part upon such partners’ own marketing and strategic considerations, including the relative advantages of alternative marketing partners and strategies. Corporate partners may pursue alternative technologies or develop products that are competitive with our products. Disputes may arise between us and one or more of our collaborative partners regarding our collaborative arrangements. In such an event, we may be required to initiate or defend expensive litigation or arbitration proceedings or to seek and attempt to reach agreement with another collaborative partner. We may not be able to resolve successfully a dispute with a collaborative partner or to enter into a satisfactory arrangement with a replacement collaborative partner. If we are not successful in executing our business strategy we will not achieve the revenues we anticipate and our business will be materially harmed.

Our ability to generate revenues or profits from our products will be dependent upon successful implementation and operation of the dedicated sales force that is being contractually provided to us by a third party. The dedicated sales force launched in early January 2014.  Any challenges that may arise in connection with the ongoing implementation of  the dedicated sales force, or any failure of our marketing strategy to achieve the desired results, could have a material adverse effect on our financial condition, operating results and stock price.

On October 25, 2013, we entered into an agreement with Alamo Pharma Services, a subsidiary of Mission Pharmacal, for a twenty (20) person national sales team in the U.S. oncology market. Pursuant to the agreement and a shared sales force agreement with Mission, the Alamo sales team now promotes our Soltamox® (tamoxifen citrate), Gelclair® and Bionect® products, as well as Mission Pharmacal’s Ferralet® 90 (for anemia), BINOSTO® (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral® (for cancer related dry mouth). Mission’s products are concurrently being promoted by Mission Pharmacal in other non-oncology related therapeutic markets and all are under patent protection throughout the term of our agreement. The agreements with Alamo and Mission expand DARA's presence in oncology supportive care to address ongoing areas of unmet medical need.

Our ability to successfully market our product portfolio, and to generate revenues or profits from our products, will depend upon successful implementation and operation of the shared sales force that Alamo will be providing to us under contract. While the sales force became operational with the sales representatives trained and calling on target physicians in their territories on January 2, 2014, there can be no assurances that the sales representatives will achieve the desired results or that they will be successful in marketing our products. Pursuant to the contractual arrangements governing the sales force, we will be responsible for significant financial obligations whether or not the sales force achieves the desired results, including fixed monthly fees subject to an annual escalator, reimbursement for certain expenses, implementation fees, and recruiting fees in connection with new hires for the sales force. If the sales force does not effectively market our products as desired, our financial condition, results of operations and stock price could be materially adversely affected.

The success of our current products and any future products we may commercialize will depend on the degree of market acceptance by physicians, patients, healthcare payers and others in the medical community.

Any products that we bring to the market may not gain market acceptance by physicians, patients, healthcare payers and others in the medical community. If these products do not achieve an adequate level of acceptance, we will not generate material product revenues and we will not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the prevalence and severity of any side effects;

●	the efficacy and potential advantages of alternative treatments;

●	the prices of our product candidates;

●	the willingness of physicians to prescribe our products; and

●	sufficient third-party coverage or reimbursement.

Commercialization of a new product or a new method of use for an existing product involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally.

Commercialization of a new or newly launched product, including Soltamox and Gelclair, or a new method of use for an existing product involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the following:

●	the products, even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

●	proprietary rights of third parties may prevent us from exploiting technologies or marketing products; and

●	third parties may market equivalent or superior products.

Our ability to commercialize our products will depend on, among other things, our ability to:

●	complete any necessary clinical trials and studies with respect to any partnered clinical assets;

●	obtain and maintain necessary intellectual property rights to our products;

●	obtain and maintain necessary regulatory approvals related to the efficacy and safety of our products;

●	enter into arrangements with manufacturers to provide manufacturing resources; and

●	establish marketing and sales channels.

If we do not successfully execute some or all of these initiatives, our commercialization efforts may not succeed and our business will be materially harmed.

We cannot guarantee that we will be able to effectively market our existing products and product candidates.

A significant part of our success depends on the various marketing strategies we plan to implement. Our business model was historically focused solely on product development, and until the launch of Soltamox, we had never attempted to commercialize any product. We are in the early stages of building our sales and marketing strategy and organization, and have recently commenced our contractual arrangements with Mission and Alamo. There can be no assurance as to the success of any such marketing strategy or that we will be able to build a successful sales and marketing organization. If we cannot effectively market those products we seek to commercialize directly, such products’ prospects will be harmed.

We anticipate that initially a relatively small group of products that we commercialize directly will represent a significant portion of net revenues. A decline in the volume or pricing of any of these products, or our inability to satisfy market demand for these products, could have a material adverse effect on our business, financial position and results of operations.

We anticipate that initially sales of a limited number of our products will collectively represent a significant portion of our projected revenues. If the volume or pricing of our largest selling products declines in the future or we are unable to satisfy market demand for these products, our business, financial position and results of operations could be materially adversely affected.

If we are unable to continue to commercialize additional products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed.

Our future success will depend to a substantial degree on our ability to continue to commercialize new products in a timely and cost-effective manner. The acquisition, development and commercialization of new products is complex, time-consuming and costly and involves a high degree of business risk. We may, however, encounter unexpected delays in the launch of any such products, or these products, if fully commercialized by us, may not perform as we expect.

The success of our new product offerings will depend upon several factors, including our ability to properly anticipate customer needs, obtain timely regulatory approvals and locate and establish collaborations for product development and finished product manufacturing in a cost-effective manner. In addition, the acquisition, development and commercialization of new products require significant up-front costs, including costs associated with product development, obtaining regulatory approval, building inventory and sales and marketing. Furthermore, the development and commercialization of new products is subject to inherent risks, including the possibility that any new product may:

●	fail to receive or encounter unexpected delays in obtaining necessary regulatory approvals;

●	be difficult or impossible to manufacture on a larger scale;

●	be uneconomical to market;

●	fail to be developed prior to the successful marketing of similar or superior products by third parties; and

●	infringe on the proprietary rights of third parties.

We may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed if we are not successful in continuing to develop and commercialize new products.

We rely on third parties for the manufacture of our products, and if such parties fail to supply us with finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues could decline and we may not achieve profitability.

We do not, nor do we intend, to manufacture any products ourselves. Instead, we continue to rely on third parties to manufacture the products we seek to commercialize. If the third parties we contract with do not continue to provide these services to us as contracted, we may not be able to obtain these services from others in a timely manner or on commercially acceptable terms. Likewise, if we encounter delays or difficulties with our manufacturing partners in producing our products, the distribution, marketing and subsequent sales of these products could be adversely affected. If, for any reason, our third party manufacturers are unable to obtain or deliver sufficient quantities of finished products on a timely basis or we develop any significant disagreements with such parties, the manufacture or supply of our products could be disrupted, which may decrease our sales revenue, increase our operating expenses or otherwise negatively impact our operations. In addition, if we are unable to engage and retain third parties for the supply of finished products on commercially acceptable terms, we may not be able to sell our products as planned.

We continue to work with our third party manufacturers to maintain the supply of our products and have engaged them in discussions to develop backup supply plans.  However, the manufacture of pharmaceutical products is highly exacting and complex and our manufacturing partners may experience problems during the manufacture of finished products for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, manufacturing quality concerns, problems with raw materials, natural disaster related events or other environmental factors. If problems arise during the production, storage or distribution of a batch of product, that batch of product may have to be discarded. If we are unable to find alternative sources of finished products, this could, among other things, lead to increased costs, lost sales and damage to customer relations. If problems are not discovered before the product is released to market, voluntary recalls, corrective actions or product liability related costs may also be incurred. Problems with respect to the manufacture, storage or distribution of our products could materially disrupt our business and reduce our revenues and prevent or delay us from achieving profitability.

Any loss of our license rights to use certain critical intellectual property from Rosemont, Helsinn or other licensors for any reason would have a material adverse effect on our business.

Soltamox (tamoxifen citrate) oral solution, our first proprietary, FDA approved product, is a drug primarily used to treat breast cancer. We are party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd., a U.K. based manufacturer, for rights to market Soltamox in the United States. If we breach or fail to perform the material conditions of, including the minimum sales requirement, or fail to extend the term of the agreements under which we license critical intellectual property from Rosemont or other licensors, we may lose all or some of our rights to such intellectual property, and such loss would have a material adverse effect on our business.

Gelclair is an FDA-cleared product indicated for the treatment of oral mucositis. We are party to an exclusive license and distribution agreement with Helsinn, a Switzerland based company, for rights to market Gelclair in the United States. If we breach or fail to perform the material conditions of the agreement, including the minimum sales requirements, we may lose all or some of our rights to such intellectual property, and such loss could have a material adverse effect on our business.
Bionect is an FDA-cleared product indicated for the management of irritation of the skin as well as first and second degree burns. We are party to an Exclusive Marketing Agreement with Innocutis Holdings, LLC, for rights to promote Bionect in the U.S. oncology and radiation oncology marketplace. If we breach or fail to perform the material conditions of the agreement, including the minimum sales requirements, we may lose all or some or all of our marketing rights to Bionect, and such loss could have a material adverse effect on our business. For a description of the patent infringement suit in which we and Innocutis have been named as defendants, see the risk factor below captioned “We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.”

In order to carry the three Mission Pharmacal products: Ferralet 90 (for anemia), BINOSTO (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral (for cancer related dry mouth), the shared sales team will have to achieve certain minimum sales requirements or we may lose the opportunity to utilize these three products as part of a unique supportive care portfolio which could have a material adverse effect on our business.

Our clinical development asset, KRN5500, is in an early stage of development, and we may not be able to successfully partner it.

The drug development process is highly uncertain. KRN5500 is in the early stages of development and has not been approved for commercial sale. We are attempting to partner the drug with an established oncology development company to undertake and support the cost of a Phase 2b program to test for safety and efficacy. Before a drug product is approved by the FDA for commercial marketing, it must be tested for safety and effectiveness in clinical trials that are expensive to conduct and can take many years to complete. Promising results in preclinical development or early clinical trials may not be predictive of results obtained in later clinical trials. In fact, a number of pharmaceutical companies have experienced significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical and clinical trials. At any time, new safety information may lead the FDA to place a clinical trial on clinical hold, or permanently stop the trial. We or our collaborators may experience numerous unforeseen events during, or as a result of, the clinical development process that could delay or prevent our drug candidate from being successfully commercialized, including:

●	failure to achieve clinical trial results that indicate a product candidate is effective in treating a specified condition or illness in humans;

●	safety issues, including the presence of harmful side effects;

●	determination by the FDA that the submitted data do not satisfy the criteria for approval;

●	new information that suggests lack of commercial viability of the drug;

●	failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

●	development of competing therapeutics that are more effective.

On February 24, 2014, the FDA granted orphan drug designation for KRN5500.  Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.  In addition to the potential for a period of exclusivity, we may be eligible for grant funding of up to $400,000 per year for four years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption form the FDA application user fee.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. There can be no assurances that we will realize the desired benefits of the orphan drug designation granted to KRN5500.

Our success depends on our ability to retain our managerial personnel and to attract additional personnel (including a sales force).

Our success depends largely on our ability to attract and retain managerial personnel, and to have a fully staffed sales force pursuant to our contractual arrangements with Alamo. Competition for desirable personnel is intense, and there can be no assurance that we will be able to attract and retain the necessary staff. The loss of one or more members of our managerial or commercial staff, or any administrative difficulties associated with the implementation of the newly-launched sales force through Alamo or difficulties in keeping the sales force fully staffed, could have a material adverse effect on our future operations and on the successful development of products for our target markets. The failure to maintain management, particularly our Chief Executive Officer/Chief Medical Officer and our President/Chief Operating Officer, and to attract additional key sales and other personnel could materially adversely affect our business, financial condition and results of operations.

The success of our business depends on our ability to develop and protect our intellectual property rights, which could be expensive.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of pharmaceuticals is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length or term of patent protection we may have for our products. Changes in either patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property or narrow the scope of our patent protection, and any defense of our patent rights would be costly and time-consuming and may adversely affect our overall financial condition and liquidity.

Our patents also may not afford us protection against numerous competitors with similar technology. Patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and in some cases not at all. Therefore, because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to develop the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. Even in the event that our patents are upheld as valid and enforceable, they may not foreclose potential competitors from developing new technologies or “workarounds” that circumvent our patent rights. This means that our patent portfolio may not prevent the entry of a competitive product into the market. In addition, patents generally expire, regardless of their date of issue, 20 years from the earliest claimed non-provisional filing date. As a result, the time required to obtain regulatory approval for a product candidate may consume part or all of the patent term. We are not able to accurately predict the remaining length of the applicable patent term following regulatory approval of any of our product candidates.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. We seek to protect this information in part through confidentiality agreements with our employees, consultants and third parties. If any of these agreements are breached, we may not have adequate remedies for any such breach. Moreover, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by third parties. We intend to fully comply with the law in avoiding such infringements. However, within the drug development industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. We could also become involved in disputes regarding the ownership of intellectual property rights that relate to our technologies. These disputes could arise out of collaboration relationships, strategic partnerships or other relationships. Any such litigation could be expensive, take significant time, and could divert management’s attention from other business concerns. Our failure to prevail in any such legal proceedings, or even the mere occurrence of such legal proceedings, could substantially affect our ability to meet our expenses and continue operations.

In November 2012, a suit was filed in the United States District Court District of Columbia naming our Company as a defendant. Plaintiff in the suit is GlycoBioSciences, Inc. Also named as defendant is Innocutis Holdings, LLC, with which entity we have an Exclusive Marketing Agreement granting us rights to promote Bionect in the U.S. oncology and radiation oncology marketplace. Plaintiff alleges that defendants’ distribution and sale of Bionect infringes on certain of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Exclusive Marketing Agreement, Innocutis is required to indemnify us in connection with this lawsuit. As a result, Innocutis has assumed our defense. The defendants filed a motion to dismiss the complaint on February 1, 2013. The litigation is currently stayed pending conclusion of reexamination proceedings in the US Patent and Trademark Office involving the two patents asserted by plaintiff. We believe the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, we believe that the resolution of this matter will not have a material adverse effect on our financial position or results of operations.

Our inability to manage our planned growth could harm our business.

As we work toward building a portfolio of oncology treatment and supportive care pharmaceutical products and a sales organization that will market such products for sale we expect to require additional personnel. As a result, our operating expenses and capital requirements may increase significantly. Our ability to manage our growth effectively requires us to forecast accurately our sales and growth and manufacturing needs and to expend funds to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage our anticipated growth effectively, our business could be harmed.

Risks Relating to the Pharmaceutical Business

The pharmaceutical and biotechnology industries are intensely competitive and we may be unable to successfully compete against competitors with substantially more resources than we have.

In general, the pharmaceutical and biotechnology industries are intensely competitive. The technological areas in which we work continue to evolve at a rapid pace. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and we expect it to increase. Many of these competitors are substantially larger than we are and have substantially greater capital resources, research and development capabilities and experience, manufacturing, marketing, financial and managerial resources than we do. Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance the financial, marketing and other resources available to these competitors.

An important factor in our ability to compete will be the timing of market introduction of competitive products. Accordingly, the relative speed with which we and competing companies can in-license and develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market will be an important element of market success. Other significant competitive factors include:

●	product safety and efficacy;

●	timing and scope of regulatory approval;

●	product availability;

●	marketing and sales capabilities;

●	reimbursement coverage from insurance companies and others;

●	the extent of clinical benefits and side effects of our products relative to their cost;

●	price;

●	patent protection; and

●	capabilities of partners with whom we may collaborate.

There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than ours or that render our products and technologies less competitive or obsolete.

If the healthcare system or reimbursement policies change, the prices of our potential products may be lower than expected and our potential sales may decline.

The levels of revenues and profitability of bio-pharmaceutical companies like ours may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of healthcare through various means. For example, in the U.S. there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. While we cannot predict whether any legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability. In addition, in the U.S. and elsewhere, sales of therapeutic and other pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. Moreover, in certain foreign markets, pricing or profitability of therapeutic and other pharmaceutical products is subject to governmental control. We cannot assure you that any of our potential products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell our potential products on a competitive and profitable basis.

Government regulation of our business is extensive and drug approvals are uncertain, expensive and time-consuming.

The research, development, pre-clinical and clinical trials of any intended products, including ones we may seek to partner with licensees or collaborators, are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad, such as in the European Union and Japan. The process of obtaining FDA and other required regulatory approvals for drug and biological products, including required pre-clinical and clinical testing, is lengthy, expensive and uncertain. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown adverse events or failure to comply with the applicable manufacturing, packaging, distribution and marketing requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market as well as possible criminal sanctions.

Currently we have only one clinical candidate, KRN5500, for which we are looking at options to partner with an established oncology development company to undertake and support further development costs, and are evaluating whether further internal development of KRN5500 could be beneficial to our partnering efforts. A delay or setback in the partnering efforts with respect to KRN5500 would have a material adverse effect on our ability to realize any benefits from the drug candidate.

Our business, as well as that of our manufacturers, is strictly regulated by the federal and other governments, and there can be no assurance that either we or our manufacturers will be able to maintain full compliance with all applicable regulations.

Clinical testing and manufacture of any intended products, including ones we may seek to partner with licensees or collaborators, are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We cannot assure you that we or our development partners will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products and criminal prosecution.

Even if our proposed products are approved for market, we will be subject to continuing regulation. We and our collaborative partners, including our manufacturers, will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to pharmaceutical products marketed in the U.S., including labeling regulations, the FDA’s Good Manufacturing Practice requirements, Good Clinical Practices and Good Laboratory Practices, review and response to adverse drug experience reports and regulation governing marketing and promotion of approved drug products. Our failure to comply with applicable regulatory requirements could result in enforcement action or sanctions by the FDA, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions or criminal prosecutions, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business exposes us to potential liability for personal injury and product liability claims that could affect our financial condition.

Our business involves the testing of new drugs on human volunteers and the use of our marketed products by patients. This exposes us to the risk of liability for personal injury or death to patients resulting from, among other things, possible unforeseen adverse side effects or improper administration of a drug. Many study volunteers and participants are already seriously ill and are at risk of further illness or death. If we are required to pay damages or incur defense costs in connection with any personal injury claim that is outside the scope of indemnification agreements we have with clients and collaborative partners, if any indemnification agreement is not performed in accordance with its terms or if our liability exceeds the amount of any applicable indemnification limits or available insurance coverage, we could be materially and adversely affected both financially and reputationally. Any such claims may also prevent us from being able to obtain adequate insurance for these risks at reasonable rates in the future.

If we or our contract sales force market our products in a manner that violates healthcare fraud and abuse laws, or if we violate false claims laws or fail to comply with our reporting and payment obligations under the Medicaid rebate program or other governmental pricing programs, we may be subject to civil or criminal penalties or additional reimbursement requirements and sanctions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

In addition to FDA restrictions on the marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include anti-kickback statutes and false claims statutes. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare program. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending such healthcare items or services may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement in order to have a claim paid. Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers, reporting inflated average wholesale prices to pricing services that were then used by federal programs to set reimbursement rates and engaging in off-label promotion that caused claims to be submitted to Medicaid for non-covered, off-label uses. Such activities have been alleged to cause the resulting claims for reimbursement to be “false” claims. Most states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

We have initiated our participation in the federal Medicaid Rebate Program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs, in connection with the sale of Soltamox and would anticipate participating in these programs with respect to any future products we may commercialize. Though to date invoices for rebates have not been material, under the Medicaid rebate program, we anticipate paying a rebate to each state Medicaid program for our products that are reimbursed by those programs. Federal law requires that any company that participates in the Medicaid rebate program extend comparable discounts to qualified purchasers under the Public Health Service Act pharmaceutical pricing program, which requires us to sell our products to certain customers at prices lower than we otherwise might be able to charge. If products are made available to authorized users of the Federal Supply Schedule, additional pricing laws and requirements apply. Pharmaceutical companies have been prosecuted under federal and state false claims laws in connection with allegedly inaccurate information submitted to the Medicaid Rebate Program or for knowingly submitting or using allegedly inaccurate pricing information in connection with federal pricing and discount programs.

Pricing and rebate calculations vary among products and programs. The calculations are complex and may be subject to interpretation by us or our contractors, governmental or regulatory agencies and the courts. Our methodologies for calculating these prices could be challenged under false claims laws or other laws. We or our contractors could make a mistake in calculating reported prices and required discounts, revisions to those prices and discounts, or determining whether a revision is necessary, which could result in retroactive rebates (and interest, if any). Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. If this were to occur, we could face, in addition to prosecution under federal and state false claims laws, substantial liability and civil monetary penalties, exclusion of our products from reimbursement under government programs, criminal fines or imprisonment or the entry into a Corporate Integrity Agreement, Deferred Prosecution Agreement, or similar arrangement.

In addition, federal legislation now imposes additional requirements. For example, as part of the Patient Protection and Affordable Care Act, a federal physician payment disclosure provision based on the Physician Payments Sunshine Act was enacted, which requires pharmaceutical manufacturers to report certain gifts and payments to physicians beginning in 2013. These reports will then be placed on a public database. Failure to so report could subject companies to significant financial penalties.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including activities conducted by our sales team in the promotion of our licensed or co-promoted products are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Relating to Our Common Stock

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

Our articles of incorporation authorize the issuance of up to (i) 75,000,000 shares of common stock with a par value of $0.01 per share, of which 8,402,030 were issued and outstanding at May 8, 2014, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 578 shares of Series A preferred stock and 50 shares of Series B-2 preferred stock were issued and outstanding at May 8, 2014. Our Board of Directors may choose to issue some or all of the remaining authorized shares (in addition to the securities offered pursuant to this prospectus) to acquire one or more products and to fund our overhead and general operating requirements. The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Our stock price could be volatile and our trading volume may fluctuate substantially.

The price of our common stock has been and may in the future continue to be extremely volatile. Many factors could have a significant impact on the future price of our common stock, including:

●	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

●	our failure to successfully commercialize products we license for commercial sale;

●	our failure to successfully advance the development of our programs or otherwise implement our business objectives;

●	changes in our intellectual property portfolio or developments or disputes concerning the proprietary rights of our product candidates;

●	our ability to successfully enter into and maintain manufacturing relationships for our products;

●	progress or future results of partnered assets;

●	progress of regulatory approval of our partnered products and compliance with ongoing regulatory requirements;

●	market acceptance of our products;

●	technological innovations, new commercial products and clinical activities by us, our partners or our competitors;

●	changes in government regulations;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	general economic conditions and other external factors;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	the degree of trading liquidity in our common stock; and

●	our ability to maintain compliance with the standards required for remaining listed on the NASDAQ Capital Market.

A significant number of shares of our common stock are issuable pursuant to outstanding shares of convertible preferred stock, options and warrants, and we expect to sell additional shares of our common stock in the future. Sales of these shares will dilute the interests of other security holders and may depress the price of our common stock.

As of May 8, 2014 we had 8,402,030 shares of common stock outstanding. As of May 8, 2014, there were 46,240 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock, 20,408 shares of common stock issuable upon the conversion of outstanding shares of Series B-2 preferred stock, 6,077,537 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.02 per share, 999,301 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.55 per share,  588,377 shares of common stock reserved for future grants and awards under our equity incentive plans and 178,330 shares of common stock reserved for issuance to former Oncogenerix, Inc. stockholders, based upon our achievement of certain revenue or market capitalization milestones during the five year period ending January 2017. The conversion price of the Series B-2 preferred stock is subject to full-ratchet antidilution protection (including in connection with this offering) if we sell any common stock at a price lower than the then conversion price of the Series B-2 preferred stock (currently, $2.45).

In addition to the foregoing and the securities we may issue pursuant to this prospectus, we may issue additional common stock, or other securities convertible into common stock and/or warrants, from time to time to finance our operations. We may also issue additional shares in connection with additional stock options or restricted stock granted to our employees, officers, directors and consultants under our equity compensation plans. The issuance of the shares of common stock underlying these instruments, or perception that issuance may occur, will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

If we are unable to maintain compliance with NASDAQ listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price, our common stock may be delisted from The NASDAQ Capital Market.

As previously disclosed, on May 13, 2013, we received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that we were not in compliance with the $1.00 minimum bid requirement. In accordance with Marketplace Rule 5550(a)(2), we were granted extensions pursuant to which the Company had until May 12, 2014, to regain compliance with the minimum $1.00 price per share requirement. On February 10, 2014, we effected a one-for-five reverse stock split. On February 25, 2014, after our common stock had closed above $1.00 per share for ten consecutive business days, NASDAQ notified us that we had regained compliance with Rule 5550(a)(2) and the matter was closed.

There can be no assurances that we will be able to maintain our NASDAQ listing in the future. In the event we were unable to maintain compliance with NASDAQ listing standards and our common stock were delisted from NASDAQ, among other things, it would likely lead to a number of negative implications, including an adverse effect on the price of our common stock, reduced liquidity in our common stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the units offered by this prospectus, excluding the proceeds, if any, from the exercise of the warrants included in the units, will be approximately $11.3 million, assuming the sale by us of 8,445,946 units at an assumed public offering price of $1.48 per unit (the closing sale price of our common stock on May 8, 2014) and after deducting the estimated placement agent fees and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering: (i) to fund commercial activities related to our product portfolio and the Mission Pharmacal products, including our obligations in connection with our agreements with Mission and Alamo; (ii) to fund the acquisition of late stage/approved products to augment our existing portfolio of supportive care products; (iii) to evaluate whether further internal development of KRN 5500 would be beneficial to our partnering efforts and to undertake certain development activities as appropriate; and (iv) for working capital and general corporate purposes.   As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Pending use of the net proceeds, we intend to invest these net proceeds in interest-bearing, investment grade securities such as money market funds.

A $0.50 increase (decrease) in the assumed public offering price of $1.48 per unit would increase (decrease) the expected net cash proceeds of the offering to us by approximately $3.9 million. A 10% increase (decrease) in the number of units sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $1.1 million.

Dilution

Our net tangible book value as of March 31, 2014 was approximately $4.8 million, or $0.57 per share of common stock. “Net tangible book value” represents total tangible assets less total liabilities.  “Net tangible book value per share” represents net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the assumed sale of 8,445,946 units in this offering at an assumed public offering price of $1.48 per unit (the closing sale price of our common stock on May 8, 2014) (but excluding the exercise of any warrants issued in this offering), and after deducting estimated placement agent fees and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2014 would have been approximately $16.0 million, or $1.00 per share of common stock. This represents an immediate increase in net tangible book value of $0.43 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.63 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed offering price per share		$1.48
Net tangible book value per share as of March 31, 2014	$0.57
Increase in net tangible book value per share attributable to this offering	$0.38
Pro forma net tangible book value per share after giving effect to the offering	$0.95
Dilution per share to new investors in this offering		$0.53

The above discussion and table are based on 8,402,030 shares of common stock outstanding as of March 31, 2014, which does not include the following, all as of March 31, 2014:

●	66,648 shares of common stock issuable upon the conversion of outstanding shares of Series A and Series B-2 preferred stock;

●	6,077,537 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $ 5.02 per share;

●	1,003,501 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $ 4.55 per share;

●	584,177 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●
up to  178,330 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, based upon our Company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012.

A $0.50 increase (decrease) in the assumed public offering price of $1.48 per share would increase (decrease) our pro forma as adjusted net tangible book value by approximately $3.9 million, our as adjusted net tangible book value per share by approximately $0.23 and dilution per share to new investors by approximately $0.27, assuming that the number of shares offered by us, remains the same. A 10% increase (decrease) in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $1.1 million, our as adjusted net tangible book value per share by approximately $0.02 and dilution per share to new investors by approximately $0.02, assuming that the assumed public offering price of $1.48 per share remains the same.

To the extent any of our preferred shares are converted, or any of our options or warrants are exercised, there will be further dilution to new investors.  Our Series B-2 preferred stock is subject to full-ratchet antidilution protection in the event we sell any common stock at a price lower than the then-conversion price of the Series B-2 preferred stock (currently $2.45).  The conversion formula provides that the stated value of a share of the Series B-2 preferred stock ($1,000) is divided by the conversion price.  As of March 31, 2014, there were 50 shares of Series B-2 preferred stock outstanding, convertible into an aggregate of 20,408 shares of common stock.  The full-ratchet anti-dilution protection applicable to our Series B-2 preferred stock is further described below under the caption “Description of Capital Stock – Series B-2 Preferred Stock – Conversion.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering:

●	8,445,946 shares of our common stock; and
●	warrants to purchase up to 4,222,973 shares of our common stock and the shares of common stock issuable upon the exercise of such warrants.

The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 shares of our common stock.  Units will not be issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.  The shares of common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 22 of this prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below.  The following summary is not complete and is qualified in its entirety by reference to the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Each unit includes a warrant to purchase 0.50 shares of our common stock at an exercise price equal to $[—] per share (125% of the closing bid price of our common stock preceding pricing of the offering). Subject to certain limitations as described below the warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of either 3.99%, 4.99%, or 9.99% (at the election of the holder) of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The warrants are callable by us in certain circumstances.  Subject to certain exceptions, in the event that while the warrants are outstanding and following the initial exercise date, (i) the volume weighted average price of our common stock for each of 20 consecutive trading days (the “Measurement Period,” which 20 consecutive trading day period shall not have commenced until after the initial exercise date of the warrants) exceeds $[—] (200% of the per unit purchase price of the units being sold in this offering) (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the 30 day average dollar trading volume for each trading day during such Measurement Period exceeds $300,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company, then we may, within 1 trading day of the end of such Measurement Period, upon notice (a “Call Notice”), call for cancellation of all or any portion of the warrants for which a notice of exercise has not yet been delivered (a “Call”) for consideration equal to $0.001 per share. Any portion of a warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date (as hereinafter defined) will be canceled at 6:30 p.m. (New York City time) on the tenth trading day after the date the Call Notice is sent by the Company (such date and time, the “Call Date”).  Our right to Call the warrants shall be exercised ratably among the holders based on each holder’s initial purchase of warrants from us.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless at the time of exercise there is no effective registration statement registering (or the prospectus contained therein is not available for the issuance of) the shares underlying the warrants and such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purpose to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Common Stock

General

We currently have authority to issue (i) 75,000,000 shares of our common stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 24,300 shares are currently designated and 975,700 shares are currently undesignated.  As of May 8, 2014, we had 8,402,030 shares of common stock issued and outstanding and 578 shares of Series A preferred stock and 50 shares of Series B-2 preferred stock issued and outstanding.  There are no longer any shares of Series B-1, Series B-3 or Series B-4 preferred stock outstanding as these classes having been fully converted.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Market Information

Our common stock is traded on the NASDAQ Capital Market under the trading symbol “DARA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Trust & Transfer Company.

Equity Compensation Plans

We have two share-based compensation plans, the 2008 Employee, Director, and Consultant Stock Plan (the “2008 Plan”) and the 2003 Amended and Restated Employee, Director, and Consultant Stock Plan (the “2003 Plan”), together referred to herein as the “Stock Plans.” As of May 8, 2014, options to purchase 999,301 shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $4.55 and 584,177 shares of our common stock were reserved for future issuance under the 2008 Plan.  Following adoption of the 2008 Plan, no further awards are granted under the 2003 Plan.

Warrants

As of May 8, 2014, we had issued and outstanding a total of 6,077,537 warrants to purchase our common stock outstanding at a weighted-average exercise price of $5.02.

Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting, conversion and other rights which could adversely affect the holders of our common stock or preferred stock, except as prohibited by any applicable preferred stock certificate of designation of preferences, rights and limitations.

Series A Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 4,800 shares of preferred stock as Series A Convertible Preferred Stock (“Series A preferred stock”), par value $0.01 per share. As of May 8, 2014, there were 578 shares of Series A preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificates of designation of preferences, rights and limitations of the Series A and Series B-2 preferred stock.

Liquidation Preference

The Series A preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series A preferred stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series A preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series A preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (4) increase the number of authorized shares of Series A preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series A preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series A preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series A preferred stock;

●	increase or decrease the par value of the shares of Series A preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series A preferred stock so as to affect them adversely.

Redemption

We have the right to redeem the Series A preferred stock for a cash payment equal to 120% of the stated value of the Series A preferred stock. Holders of Series A preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series A preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series A preferred stock (or $1,000) by a conversion price of $2.50 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series A preferred stock will not have the right to convert any portion of its Series A preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  As of May 8, 2014, the 578 outstanding shares of Series A preferred stock were convertible into a total of 46,240 shares of common stock.

Dividends

The Series A preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-2 Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 15,000 shares of preferred stock as Series B-2 Convertible Preferred Stock (“Series B-2 preferred stock”), par value $0.01 per share. As of May 8, 2014, there were 50 shares of Series B-2 preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificates of designation of preferences, rights and limitations of the Series A and Series B-2 preferred stock.

Liquidation Preference

The Series B-2 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-2 preferred stock, (3) junior to Series A preferred stock, and (4) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-2 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-2 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-2 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-2 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-2 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-2 preferred stock, (4) increase the number of authorized shares of Series B-2 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-2 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-2 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-2 preferred stock;

●	increase or decrease the par value of the shares of Series B-2 preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series B-2 preferred stock so as to affect them adversely.

Redemption

We have the right to redeem the Series B-2 preferred stock for a cash payment equal to 120% of the stated value of the Series B-2 preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-2 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-2 preferred stock (or $1,000) by the conversion price of the Series B-2 preferred stock, which as of May 8, 2014 had been adjusted to $2.45 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds $11.25 and the average daily dollar trading volume during such period exceeds 54,000 shares per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”) (including in connection with any such sales of common stock pursuant to this prospectus), then the conversion price shall be further reduced to equal the Base Conversion Price. Subject to limited exceptions, a holder of shares of Series B-2 preferred stock will not have the right to convert any portion of its Series B-2 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  As of May 8, 2014, the 50 outstanding shares of Series B-2 preferred stock were convertible into a total of 20,408 shares of common stock.

Dividends

The Series B-2 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B-2 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-2 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Plan of Distribution

Ladenburg Thalmann & Co. Inc., which we refer to herein as Ladenburg or the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated [●], 2014. The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of shares offered pursuant to this prospectus. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the offering.

We have agreed to pay the Placement Agent a placement agent’s fee of (i) seven percent (7%) of the aggregate purchase price of the units sold in this offering if the aggregate gross proceeds are less than $8 million or (ii) eight percent (8%) of the aggregate purchase price of the units sold in this offering if the aggregate gross proceeds are equal to or greater than $8 million.

We will also reimburse the Placement Agent for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of counsel to the Placement Agent, on an accountable basis not to exceed in the aggregate the lesser of (i) one percent (1%) of the aggregate gross proceeds of the offering or (ii) $75,000, subject to compliance with FINRA Rule 5110(f)(2)(D).

The Placement Agent has engaged H.C. Wainwright & Co., LLC (“Wainwright”) to serve as a co-placement agent in connection with this offering.  In connection therewith, Ladenburg has agreed to pay Wainwright a fee equal to 30% of the placement agent fees payable to Ladenburg in connection with this offering.

The following table shows the per share and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the units offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent's fees	$ [●]
Maximum offering total	$ [●]

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $165,000 which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the Registration Statement of which this prospectus forms a part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Pursuant to the Securities Purchase Agreement, dated February 11, 2014 (“February 2014 Purchase Agreement”), pursuant to which certain investors (the “February 2014 Investors”) purchased securities in our February 2014 registered direct offering of common stock and concurrent private placement of warrants, the February 2014 Investors have the right, until October 15, 2014, to participate in subsequent financings by the Company (including this offering) in an amount up to 50% of the financing in the aggregate for all February 2014 Investors, subject to certain exceptions as specified in the February 2014 Purchase Agreement.

Pursuant to the purchase agreement to be entered into in connection with this offering, the Company will be prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of common stock  or common stock equivalents (subject to certain exceptions) for a period of 75 days from the closing of this offering, which restriction shall no longer apply in the event that for 20 consecutive trading days the closing price of our common stock equals or exceeds $[●] per share (175% of the per unit purchase price of the units being sold in this offering).

 Legal Matters

The validity of the securities being offered by this prospectus will be passed upon for us by Lowenstein Sandler LLP, Roseland, New Jersey.

Experts

Horne LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2013 and 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Horne LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's web site at http://www.sec.gov.

 We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 4, 2014;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 12, 2014;

●
Our Current Reports on Form 8-K and 8-K/A filed with the SEC on February 4, 2014, February 6, 2014, February 10, 2014, February 12, 2014, February 25, 2014, February 25, 2014 and May 12, 2014 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

●	Our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on April 9, 2014; and

●
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 4, 1994 (including any further amendment or reports filed with the SEC for the purpose of updating such description).

You may request a copy of these filings, at no cost, by writing or calling us per the information below:

DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578

Copies of the documents incorporated by reference may also be found on our website at www.darabio.com.  Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

Up to 8,445,946 Units, Each Unit Consiting of One Share of Common Stock
And a Warrant to Purchase 0.50 Shares of Common Stock
(and up to 4,222,973 Shares of Common Stock Issuable Upon Exercise of the Warrants)

Prospectus

Ladenburg Thalmann & Co. Inc	H.C. Wainwright & Co., LLC

[●], 2014

Part II Information Not Required in the Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$2,617
FINRA filing fee	2,750
Accounting fees and expenses	25,000
Legal fees and expenses (including legal fees of Placement Agent reimbursable by the Company)	125,000
Printing expenses	6,000
Miscellaneous	3,633
Total	$165,000

Item 14.  Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

On February 11, 2014, we entered into a Securities Purchase Agreement (the “February 2014 Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company in a registered direct offering of 2,166,501 shares of our common stock at an offering price of $2.765 per share (the “February 2014 Share Offering”). In a concurrent private placement, we granted to those institutional investors a warrant to purchase one share of our common stock for each share purchased in the February 2014 Share Offering. The closing of the February 2014 Share Offering and the concurrent private placement took place on February 18, 2014 for net proceeds of approximately $5.5 million after deducting placement agent fees and other expenses totaling approximately $500,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $2.64, became exercisable on the date of issuance and will be exercisable for five years. The shares of our common stock underlying the warrants have been registered for resale pursuant to our effective Registration Statement on Form S-3 (File No. 333-194333).

On October 22, 2013, we entered into a Securities Purchase Agreement (the “October 2013 Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company in a registered direct offering of 1,020,000 shares of our common stock at an offering price of $2.50 per share (the “October 2013 Share Offering”). In a concurrent private placement, we granted to those institutional investors a warrant to purchase one share of our common stock for each share purchased in the October 2013 Share Offering. The closing of the October 2013 Share Offering and the concurrent private placement took place on October 24, 2013 for net proceeds of approximately $2.3 million after deducting placement agent fees and other expenses totaling approximately $250,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $2.80, becomes exercisable six months after issuance and will be exercisable for five years from the initial exercise date.  The shares of our common stock underlying the warrants have been registered for resale pursuant to our effective Registration Statement on Form S-3 (File No. 333-192595).

On June 28, 2013, we entered into a warrant agreement with Vector Consulting, LLC (“Vector”) pursuant to which we issued warrants to purchase 7,246 shares of common stock as consideration for consulting services  rendered to us by Vector  pursuant to the engagement letter dated June 6, 2012.  The warrant has a term of five years and an exercise price of $3.45.

The above described warrants were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(a)(2) thereof for transactions not involving a public offering. Use of this exemption is based on among other things the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
●	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.
●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.
●
All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

    On February 23, 2013, we entered into letter agreement with BTIG, LLC pursuant to which we agreed to issue a warrant to purchase 30,000 shares of common stock as consideration for consulting services to be rendered to us by BTIG, LLC pursuant to the agreement.  The warrant has a term of five years and an exercise price of $5.10, but may also be converted to common stock by means of a cashless exercise.

The warrant was issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(a)(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
●	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.
●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.
●
All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On August 27, 2012, we entered into an independent consulting agreement with The Del Mar Consulting Group, Inc. and Alex Partners, LLC pursuant to which we agreed to issue 52,800 shares of unregistered common stock to The Del Mar Consulting Group, Inc. and 35,200 shares of unregistered common stock to Alex Partners, LLC as partial consideration for consulting services to be rendered to us by such parties pursuant to the agreement.

These shares were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(a)(2) thereof for transactions not involving a public offering.  Use of this exemption is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
●	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.
●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.
●
All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

    On January 17, 2012, we entered into an Agreement and Plan of Merger with Oncogenerix, Inc., a specialty bio-pharmaceutical company, pursuant to which the shares of Oncogenerix common stock issued and outstanding immediately prior to the merger ceased to be outstanding and were converted into 222,912 shares of our common stock. We issued these shares to the Oncogenerix stockholders without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the shares have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, Oncogenerix stockholders who are not our affiliates would be able to re-sell the shares of our common stock acquired in merger following a six month holding period.

In December 2011, we granted warrants to purchase a total of 40,000 shares of our common stock to two individuals. These warrants have ten year terms and an exercise price of $6.55. These securities were issued upon the exemption from the registration provisions of the Act provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.

●	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.

●
All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

Item 16.  Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 1 4 , 2014.

DARA BIOSCIENCES, INC

By:	/s/ David J. Drutz, M.D.
Name: David J. Drutz, M.D.
Title: Chief Executive Officer and Chief Medical Officer

Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Drutz, M.D.	Chief Executive Officer, Chief Medical Officer and Director	May 1 4 , 2014.
David J. Drutz, M.D.	(Principal Executive Officer)

/s/ David L. Tousley	Chief Financial Officer	May 1 4 , 2014.
David L. Tousley	(Principal Financial Officer and Principal Accounting Officer)

*	Chief Operating Officer, President and Director	May 1 4 , 2014.
Christopher G. Clement

*	Chairman of the Board Director	May 1 4 , 2014.
Haywood Cochrane

*	Director	May 1 4 , 2014.
Timothy J. Heady

*	Director	May 1 4 , 2014.
Gail F. Lieberman

*	Director	May 1 4 , 2014.
Paul J. Richardson

* By: /s/ David J. Drutz, M.D.
David J. Drutz, M.D., attorney-in-fact

Exhibit Index

Exhibit No.	Description	Reference
1.1	Placement Agent Agreement by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Filed herewith
3.1	Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
3.2	Certificate of Amendment to Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010
3.3	Certificate of Amendment to Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2014
3.4	Certificate of Designation of Preferences, Rights, and Limitations of Series A Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 29, 2010
3.5	Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
3.6	Certificate of Designation of Preferences, Rights, and Limitations of Series B-2 Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
3.7	Certificate of Designation of Preferences, Rights, and Limitations of Series B-3 Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
3.8	Certificate of Designation of Preferences, Rights, and Limitations of Series B-4 Convertible Preferred Stock	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
3.9	Certificate of Amendment of Restated Certificate of Incorporation of DARA BioSciences, Inc., dated February 5, 2014	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2014.
3.10	Amended and Restated By-Laws of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
4.1	Specimen stock certificate for common stock	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 12, 2008
4.2	Form of Warrant for Point Therapeutics, Inc.	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002
4.3	Form of Investor Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003
4.4	Form of Paramount Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003
4.5	Form of Investor Warrant for Point Therapeutics, Inc. dated as of March 24, 2004	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 1, 2004
4.6	Form of Investor Securities Purchase Agreement dated as of March 24, 2004	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 1, 2004
4.7	Form of Class A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 21, 2008
4.8	Form of Class B Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 21, 2008
4.9	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 16, 2009
4.10	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 14, 2009
4.11	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 18, 2009
4.12	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 15, 2009
4.13	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010
4.14	Form of Class A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 29, 2010
4.15	Form of Class B-1 Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 29, 2010
4.16	Form of Indenture	Incorporated by reference to the Company’s Registration Statement on Form S-3 filed on March 25, 2011
4.17	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
4.18	Form of Class B-2 Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
4.19	Form of Class B-2/Class B-3 Common Stock Purchase Warrant	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
4.20	Form of Common Stock Purchase Warrant from the October 2013 private placement	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 22, 2013
4.21	Form of Common Stock Purchase Warrant from the February 2014 private placement	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2014.
4.22	Form of Common Stock Purchase Warrant	Previously filed
5.1	Opinion of Lowenstein Sandler LLP regarding the legality of the securities being registered	Previously filed
10.1	DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
10.2	DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 12, 2008
10.3	Amendment No. 1 to DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012
10.4
Lease Agreement dated November 30, 2007, by and between DARA BioSciences, Inc. and The Prudential Insurance Company of America (“Prudential”) (assigned from Prudential to Highwoods DLF Forum, LLC in 2008)
Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.5	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Incentive Stock Options) *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

Exhibit No.	Description	Reference
10.6	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Non-Qualified Options) *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008
10.7	Form of Restricted Stock Award Agreement for 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008
10.8	Form of Restricted Stock Unit Award Agreement for 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008
10.9	License Agreement dated May 3, 2004, by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.10	Exclusive License Agreement effective July 1, 2004, by and between Kirin Brewery Company, Limited and DARA Therapeutics, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.11	Exclusive License Agreement dated October 8, 2007, by and between Bayer Pharmaceuticals Corporation and DARA BioSciences, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008
10.12	Stock Purchase and Loan Agreement dated January 30, 2009, by and between DARA BioSciences, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 30, 2009
10.13	Stock Purchase Agreement, dated December 31, 2009, by and between DARA Pharmaceuticals, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009
10.14
Agreement between DARA Therapeutics, Inc., a Subsidiary of DARA BioSciences, Inc., and the Division of Cancer Prevention, National Cancer Institute for the Clinical Development of KRN5500 dated April 26, 2010
Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 30, 2010
10.15	First Amendment to License Agreement dated July 7, 2009 by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed on May 17, 2010
10.16	Employment Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and David Drutz*	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2012
10.17	Employment Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and Christopher Clement*	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2012
10.18	Agreement and Plan of Merger, dated January 17, 2012, by and among DARA BioSciences, Inc., Oncogenerix, Inc. and certain other parties thereto	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2012
10.19	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
10.20	Placement Agent Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2012
10.21	Exclusive Distribution Agreement dated June 29, 2011 by and between Oncogenerix, Inc. and Rosemont Pharmaceuticals, Limited	Incorporated by reference to Exhibit 10.36 to the Company’s S-1A filed on March 13, 2012
10.22	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
10.23	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
10.24	Placement Agent Agreement, dated December 28, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 31, 2012
10.25	Placement Agent Agreement, dated April 6, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 9, 2012
10.26	Employment Agreement, dated March 1,2013, by and between DARA Biosciences, Inc. and David L. Tousley*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013
10.27	Amended and Restated Employment Agreement, dated May 10, 2013, by and between DARA Biosciences, Inc. and David Drutz*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013
10.28	Amended and Restated Employment Agreement, dated May 10, 2013, by and between DARA Biosciences, Inc. and Christopher Clement*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013
10.29	Placement Agent Agreement, dated October 22, 2013, between DARA BioSciences, Inc. and Ladenburg Thalmann & Co. Inc.	Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2013
10.30	Form of Securities Purchase Agreement, dated October 22, 2013, between DARA BioSciences, Inc. and certain investors	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2013
10.31
Master Service Agreement, dated as of October 25, 2013, by and between DARA Biosciences, Inc. and Alamo Pharma Services, Inc. including the Sales Representative Sharing Agreement by and among DARA Biosciences Inc., Alamo Pharma Services, Inc. and Mission Pharmacal Company (attached as Exhibit A), and the Co-Promotion Agreement by and among DARA BioSciences, Inc., Alamo Pharma Services, Inc. and Mission Pharmacal Company (attached as Attachment B)**
Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2013
10.32	Form of Securities Purchase Agreement	Previously filed
10.33	Form of Securities Purchase Agreement, dated February 11, 2014 between DARA BioSciences, Inc. and certain investors.	Incorporated by reference to Exhibit 10.1 to the Companys Current Report on Form 8-K filed with the SEC on February 12, 2014.
10.34	Placement Agent Agreement, dated February 11, 2014 between DARA BioSciences, Inc. and Ladenburg Thalmann & Co, Inc.	Incorporated by reference to Exhibit 1.1 to the Companys Current Report on Form 8-K filed with the SEC on February 12, 2014.
21.1	Subsidiaries of DARA BioSciences, Inc.	Incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 28, 2013
23.1	Consent of Horne LLP	Filed herewith
23.2	Consent of Lowenstein Sandler LLP (included in its opinion filed as Exhibit 5.1)	Previously filed
24.1	Power of Attorney	Previously filed

* Management Contract or Compensatory Plan or Arrangement.

** Confidential Treatment has been requested for certain portions of this Agreement.